Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-195107 on Form S-8 of our reports dated February 28, 2017, relating to the consolidated financial statements of Installed Building Products, Inc. and subsidiaries, and the effectiveness of Installed Building Products, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Installed Building Products, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 28, 2017